Exhibit 4.11

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of December 24, 2010 by and among BP CORPORATION NORTH AMERICA INC., an Indiana corporation (“Swap Counterparty”), BLACK ELK OFFSHORE OPERATIONS, LLC, a Texas limited liability company (“Borrower”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for itself and the Lenders (the “Lenders”) party to the Credit Agreement referred to below (the “Administrative Agent” or the “Collateral Agent”).

RECITALS:

A. Borrower, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of December 24, 2010, (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make loans to Borrower in an amount not to exceed $35,000,000.

B. Borrower and Swap Counterparty have entered into that certain ISDA Master Agreement dated as of October 1, 2009 and have entered into and will enter into one or more transaction confirmations thereunder (such ISDA Master Agreement as amended by the Amended and Restated Schedule to Master Agreement dated November 23, 2010 and as amended, supplemented, restated or otherwise modified from time to time and transaction confirmations, collectively, the “BP ISDA”).

C. Administrative Agent, Swap Counterparty and Borrower desire to enter into this Agreement to (i) establish their relative priorities with respect to payment of the Loan Obligations (defined below) owed by Borrower to the Lenders and the Swap Obligations (defined below) owed by Borrower to Swap Counterparty, (ii) agree to the exercise of certain remedies, and (iii) to have Swap Counterparty appoint, and Administrative Agent agree to serve, as Collateral Agent (defined below) for Swap Counterparty for the purposes of the holding of and the enforcement of Liens (defined below) created by and existing under the Security Instruments (defined below) to secure the Swap Obligations and the apportioning of Proceeds (defined below) between the Lenders and Swap Counterparty and for the other purposes set forth herein.

AGREEMENTS:

In consideration of the mutual covenants and promises of this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Swap Counterparty, and Administrative Agent agree as follows:

1.	Definitions. As used in this Agreement,

“Business Day” means any day other than a Saturday, Sunday or other day in which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to close.

“Collateral” means, collectively, all property and Rights of Borrower described in and subject to the Security Instruments.

“Collateral Agent” has the meaning assigned to such term in Section 3 below.

“Creditors” means the Lenders and Swap Counterparty collectively.

“Crude Oil” means all crude oil and condensate.

“Debtor Relief Law” means any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, receivership, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

“Escrow Intercreditor Agreement” means that certain Intercreditor Agreement (Escrow Agreements) dated of even date herewith by and among Capital One, N.A., in its capacity as agent for the Lenders under the Credit Agreement and Swap Counterparty, Borrower and W&T Offshore, Inc.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over Borrower, any affiliate, or any of their properties.

“Hydrocarbons” means all Crude Oil, Natural Gas, distillate and sulphur, natural gas liquids and all products recovered in the processing of natural gas liquids, including, without limitation, natural gasoline, isobutane, normal butane, propane and ethane (including such methane allowable in commercial ethane), produced from or attributable to the leases comprising the Collateral.

“Intercreditor Agreements” means collectively, the Second Lien Intercreditor Agreement, the Escrow Intercreditor Agreement and the Non-Operated Properties Intercreditor Agreement.

“Lien” has the meaning assigned to such term in the Credit Agreement.

“Loan Documents” means the Credit Agreement, the Note (as defined in the Credit Agreement), the Security Instruments.

“Loan Obligations” means (a) the “Obligations” as defined in the Credit Agreement, and (b) all other amounts due to the Administrative Agent, the Collateral Agent or any Lender under any of the Loan Documents, in each case whether now existing or hereafter incurred, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due or to become due whether evidenced in writing or not, together with all costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, and including, but not limited to, interest thereon after the commencement of any proceedings under any Debtor Relief Laws.

“Natural Gas” means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Collateral.

“Non-Operated Properties Intercreditor Agreement” means that certain Intercreditor Agreement (Non-Operated Properties) dated of even date herewith by and among Capital One, N.A., in its capacity as agent for the Lenders under the Credit Agreement and for Swap Counterparty, Borrower and W&T Offshore, Inc.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

“Principal Agreements” means the Loan Documents and the Swap Documents, collectively.

“Proceeds” means any and all proceeds from any sale, exchange, destruction, condemnation, foreclosure, liquidation or distribution under any Debtor Relief Law, dissolution or other winding up of Borrower or Borrower’s business, or other disposition of any of the Collateral under the Security Instruments, and includes any such payment or distribution of any kind or character, either in cash or other property, payable or deliverable upon or with respect to any of the Collateral in any such event including, but not limited to, under any Debtor Relief Law; provided, however, that such term will not include sales of any Hydrocarbons produced from or attributable to the Collateral in the ordinary course of the Borrower’s business.

“Ratably” or “Ratable “means, with respect to any amount to be allocated between the Lenders and Swap Counterparty at any time, the allocation of a portion of such amount to (a) the Lenders such that the ratio that the amount allocated to the Lenders bears to the total amount to be so allocated equals the ratio of the Loan Obligations at such time to the Total Obligations at such time and (b) Swap Counterparty such that the ratio that the amount allocated to Swap Counterparty bears to the total amount to be so allocated equals the ratio of the Swap Obligations at such time to the Total Obligations at such time.

“Right” or “Rights” means rights, remedies, powers, privileges and benefits.

“Security Instruments” has the meaning set forth in the Credit Agreement and includes, but is not limited to, those documents listed in Schedule 1 attached hereto and incorporated by this reference.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated of even date herewith by and among Administrative Agent in its capacity as agent for the Lenders and Swap Counterparty, The Bank of New York Mellon Trust Company, N.A., in its capacity as Indenture Trustee, the Borrower and Black Elk Energy Finance Corp., the form of which is attached hereto as Exhibit A.

“Swap Documents” means the BP ISDA, including, but not limited to, each confirmation of trade entered into from time to time thereunder.

“Swap Obligations” means all amounts owed or to become owing by Borrower to Swap Counterparty under the Swap Documents, together with all costs, expenses, including, but not limited to, attorneys’ fees incurred in the enforcement or collection thereof, and interest thereon after the commencement of any proceedings under any Debtor Relief Laws and any expenses or other amounts paid by Swap Counterparty to which it is entitled to reimbursement by Borrower, Lenders, or Collateral Agent under Sections 6 or 7 hereof.

“Total Obligations” means, as of the date of determination, an amount equal to the Loan Obligations plus the Swap Obligations.

“Triggering Event” shall mean either of the following:

(i) The Collateral Agent or Borrower shall have received from Swap Counterparty written notice that (A) either an event of default or a termination event has occurred and is continuing under one or more of the Swap Documents, (B) an early termination date has been designated as a result thereof, (C) specifies the sum of all unpaid amounts and settlement payments then due as the result of the designation of such early termination date and the amount of interest and other amounts then due and payable by Borrower in respect thereof, and (D) the amount set forth in clause (C) has not been paid in full or discharged to the satisfaction of Swap Counterparty; or

(ii) Swap Counterparty or Borrower shall have received from Administrative Agent or any Lender written notice that (A) an Event of Default (as defined in the Credit Agreement) has occurred and is continuing and (B) the unpaid principal amount of the Note and all other Obligations (as each is defined in the Credit Agreement) under the Credit Agreement and the other Loan Documents and all interest accrued and unpaid thereon have been declared to be then due and payable.

“UCC” means the Uniform Commercial Code as adopted and in effect in Texas from time to time.

2.	Obligations and Liens Pari Passu.

(a) Subject to the other terms and conditions of this Agreement, the Loan Obligations shall be pari passu with the Swap Obligations and the Loan Obligations and the Swap Obligations shall be secured, Ratably, by the Liens granted to or for the benefit of Collateral Agent under the Security Instruments. As soon as is practicable following execution of this Agreement and to the extent requested by Swap Counterparty, Borrower and Lenders shall execute amendments to the Security Instruments in effect at the time of execution of this Agreement reasonably satisfactory to the Collateral Agent causing the Liens granted to or for the benefit of Collateral Agent under such Security Instruments to secure, Ratably, the Loan Obligations and the Swap Obligations.

(b) Swap Counterparty agrees that, without the prior written consent of Administrative Agent, Swap Counterparty will not seek or accept credit support for any Swap Obligation other than the Rights of Swap Counterparty under the Security Instruments. Notwithstanding the preceding sentence, to the extent that Swap Counterparty, hereafter obtains any Lien on any assets of the Borrower to secure all or any portion of the Swap Obligations, the Lien held by Administrative Agent on such assets to secure the Loan Obligations shall be pari passu with any Lien now or hereafter existing in favor of Swap Counterparty to secure all or any part of the Swap Obligations, notwithstanding (i) the date, manner, or order of any grant, attachment, or perfection of any such Lien, (ii) any provision of the UCC, other applicable law, the Loan Documents, or the Swap Documents or (iii) any manner of enforcement of any Lien or other Rights.

(c) The Liens under the Security Instruments securing, Ratably, the Loan Obligations and the Swap Obligations shall be Liens expressly permitted under Section 9.03 of the Credit Agreement. Swap Counterparty hereby expressly consents to Borrower’s granting Liens under the Security Documents in and to the Borrower’s interest in the Swap Documents as Collateral.

(d) Without waiving Borrower’s obligations to comply with the limitations on Swap Agreements (as defined in the Credit Agreement) provided in the Credit Agreement on the date on which a relevant confirmation of trade under a Swap Document is entered into, the Lenders consent to Swap Counterparty’s entering into the Swap Documents that are permitted under the Credit Agreement and, without waiving any Default or Event of Default (as defined in the Credit Agreement) arising as a result of a violation by Borrower of the Credit Agreement, the Lenders agree that the Swap Agreements under the Swap Documents that are permitted by the terms of the Credit Agreement shall be secured by the Collateral and entitled to the benefits of this Agreement. The Swap Counterparty further agrees in favor of the Administrative Agent and the Lenders that, notwithstanding any provision in any Swap Documents to the contrary, liabilities thereunder which do not meet the requirements and definitions in the Credit Agreement for the creation of a permitted Swap Agreements shall not be secured by the Security Instruments.

(e) The amounts payable by Borrower to each Creditor at any time under any of the Principal Agreements to which such Creditor is a party shall be separate and independent debts, and each Creditor shall be entitled to enforce any right arising out of the applicable Principal Agreement to which it is a party, subject to the terms thereof and of this Agreement and the Intercreditor Agreements. Each Creditor hereby agrees that no Creditor other than the Collateral Agent under the Security Instruments shall have any right individually to realize upon any Liens granted under the Security Instruments, it being understood and agreed that such remedies may be exercised only by the Collateral Agent under the Security Instruments for the Ratable benefit of the Creditors. Each Creditor agrees that it will not take any of the following actions under the Security Instruments:

(i) Seize, foreclose on or otherwise realize upon or sell any Collateral;

(ii) Notify any account debtor or other Person who is an obligor of the Borrower with respect to accounts, general intangibles, or other obligations included within the Collateral to make payments directly to such Creditor;

(iii) Collect by legal proceedings or otherwise any payments or other sums and property now or hereafter payable on account of Collateral; or

(iv) Make any compromise or settlement or enter into any extension agreement with any Person who is an obligor of the Borrower with respect to accounts, general intangibles or other obligations included within the Collateral.

All of the foregoing actions may be exercised only by the Collateral Agent for the Ratable benefit of the Creditors. For the avoidance of doubt, if Collateral Agent fails to take any requested action under the Security Instruments with respect to a Default under the Loan Documents or a Triggering Event, Swap Counterparty may, subject to the terms of the Intercreditor Agreements, proceed to protect and enforce its rights under this Agreement and the BP ISDA and the Lenders may, subject to the terms of the Intercreditor Agreements, proceed to protect and enforce their rights under this Agreement and the Loan Documents by an action at law, suit in equity or other appropriate proceeding, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(f) Upon the occurrence and during the continuance of any Triggering Event, Collateral Agent under the Security Instruments shall, upon the request of either the Swap Counterparty or the Administrative Agent, and subject to this Agreement and the Intercreditor Agreements and applicable law, take any and all actions provided for in the Security Instruments relating to the pursuit of remedies, including the foreclosure of Liens or other disposition of the Collateral.

(g) The Administrative Agent and the Swap Counterparty each agrees: (i) to deliver to the other, at the same time it makes delivery to Borrower, a copy of any notice of default, notice of intent to accelerate or notice of acceleration with respect to any of the Loan Obligations or the Swap Obligations, as applicable, subject to this Agreement and the Second Lien Intercreditor Agreement and (ii) to deliver to the other, at the same time it makes delivery to any other Person, a copy of any notice of the commencement of any judicial proceeding and a copy of any other notice with respect to the exercise of remedies with respect to any of the Loan Obligations or the Swap Obligations, as applicable, subject to this Agreement and the Second Lien Intercreditor Agreement. Notwithstanding the foregoing sentence, neither the Administrative Agent nor the Swap Counterparty shall have any greater rights to notice, if any, than the right of the Borrower under such documents governing the Loan Obligations or the Swap Obligations, as applicable.

(h) Each of Swap Counterparty and the Collateral Agent hereby agrees that it shall endeavor to furnish Borrower and Administrative Agent with a copy of any notice provided or received, as applicable, by it pursuant to clause (i) of the definition of Triggering Event in Section 1 above. Each of Borrower and Administrative Agent hereby agrees that it shall endeavor to furnish Borrower and Swap Counterparty with a copy of any notice received or provided, as applicable, by it pursuant to clause (ii) of the definition of Triggering Event in Section 1 above. Any failure by a party hereto to furnish a copy under this Section 2(h) shall not limit or affect the rights and obligations hereunder.

(i) No amendment to any of the Security Instruments, or to the provisions of the Credit Agreement pertaining to permitted Swap Agreements (as defined in the Credit Agreement), in either case that may have any material detrimental effect, as determined in the sole discretion of Swap Counterparty, on Swap Counterparty’s rights and obligations under this Agreement or which could reduce or diminish materially the benefits of the security thereunder may be affected without the prior written consent of Swap Counterparty, such consent not to be unreasonably withheld or delayed. Any such amendment made without such consent shall be null and void. Administrative Agent (on its own behalf or in its capacity as Collateral Agent) may not release any Collateral under any of the Security Instruments prior to the payment in full and termination of the Swap Obligations, except (i) to the extent that Borrower has provided replacement Collateral for the benefit of Swap Counterparty as support for the Swap Obligations that is acceptable to Swap Counterparty in its sole discretion, (ii) sales of items of equipment which are obsolete or otherwise no longer used or useful for Borrower’s operations, and sales of items of equipment to the extent the proceeds of such sale are promptly reinvested in the acquisition of replacement equipment, in each case in the ordinary course of business, and (iii) releases, in any twelve-month period, of Collateral with aggregate fair market value not in excess of ten percent (10%) of the average Borrowing Base (as defined in the Credit Agreement) in effect during the relevant twelve-month period.

(j) Administrative Agent hereby agrees to provide written notice to Swap Counterparty no less than seven (7) days prior to the earlier of the date of signing or the effective date of any amendment to the Credit Agreement, including with such notice a copy of the proposed amendment. Borrower hereby agrees to provide written notice to Swap Counterparty no less than seven (7) days prior to the earliest to occur of (i) the date of (a) signing or (b) closing of any replacement financing or any refinancing of the Credit Agreement, or (ii) the date of any payment in full and retirement of the Credit Agreement, including with such notice a copy of the proposed replacement financing, refinancing, or retirement of the Credit Agreement, as applicable.

(k) Borrower hereby agrees that Swap Counterparty may provide to Administrative Agent, and Swap Counterparty hereby agrees to provide to Administrative Agent, within a commercially reasonable time following Swap Counterparty’s receipt of a written request therefor from Administrative Agent, (i) a report of the marked-to-market positions of the various transactions in effect from time to time under the Swap Documents, and (ii) a copy of any trade confirmation pursuant to the BP ISDA not previously provided to Administrative Agent.

3.

Appointment of Administrative Agent as Collateral Agent. Swap Counterparty hereby appoints Administrative Agent to act as its Collateral Agent, in its name and on its behalf, in and under the Security Instruments; to hold the Lien on the Collateral, with power of sale, in its name for the benefit and security of Administrative Agent, the Lenders and Swap Counterparty and for enforcement and payment of the Loan Obligations and the Swap Obligations, respectively; to take such action on behalf of Administrative Agent, the Lenders and Swap Counterparty under the terms and provisions of the Security Instruments and to exercise such rights and remedies under the Security Instruments as are specifically delegated to or required of Administrative Agent, in its capacity as the Collateral Agent, under the terms and provisions of this Agreement and subject to the terms of an restrictions in the Second Lien Intercreditor Agreement. The Collateral Agent shall promptly distribute to the Creditors their Ratable share of all Proceeds in accordance with Section 5 below. Swap Counterparty acknowledges and agrees to the terms and conditions of the Intercreditor Agreements and consents and authorizes Collateral Agent to enter into such Intercreditor Agreements for and on behalf of Swap Counterparty.

4.

Termination of Collateral Agent’s Authority. If Collateral Agent fails to take any reasonably requested action under the Security Instruments following a Default under the Loan Documents or a Triggering Event, and within a reasonable time after being requested to do so by Swap Counterparty, or if Collateral Agent fails to diligently pursue such action, Collateral Agent’s authority to act on behalf of Swap Counterparty may be terminated by Swap Counterparty upon 30 days’ written notice to Collateral Agent; provided, however, that the Collateral Agent shall not be required to take any action which exposes the Collateral Agent to personal liability or which is contrary to this Agreement, the Credit Agreement, the Intercreditor Agreements or applicable law. After any such termination (but not before), Swap Counterparty may file such Liens or take an action at law, suit in equity or other appropriate proceeding with respect to the Security Instruments as it may deem necessary or advisable to secure and enforce the Swap Obligations subject to the terms of the Intercreditor Agreements.

5.	Proceeds.

(a) The Creditors hereby agree among themselves that (i) prior to the occurrence of a Triggering Event, each Creditor shall be entitled to receive and retain for its own account, and shall never be required to disgorge to the Collateral Agent or any other Creditor hereunder or acquire direct or participating interests in the Loan Obligations or the Swap Obligations, as the case may be, owing to such Creditor, scheduled payments or voluntary prepayments, payments for the redemption or purchase of principal, interest, fees and premium, if any, settlement payments and any other payments in respect of the Principal Agreements, but expressly excluding Proceeds, all in compliance with the terms thereof, and (ii) after the occurrence and during the continuance of a Triggering Event, all Proceeds shall be shared by the Creditors Ratably and in accordance with Section 5(b) below.

(b) All Proceeds received by Swap Counterparty or Administrative Agent, individually or in its capacity as Collateral Agent under this Agreement, shall be applied in accordance with this Section 5(b). To the extent either Administrative Agent on behalf of the Lenders or Swap Counterparty ever receives any portion of such Proceeds in excess of its Ratable share (or to the extent Administrative Agent, in its capacity as Collateral Agent, receives reimbursement in excess of expenses actually incurred), the party receiving those excess Proceeds agrees to promptly make all necessary transfers to the other so as to give full effect to this Section 5(b) provided, however, Swap Counterparty shall not be obligated to hold in trust, pay over, or share with Administrative Agent, individually or as Collateral Agent under this Agreement, Lenders or any other party, as applicable, any portion of the proceeds of any letter of credit (“Exempt LC”), if any, which may be issued to Swap Counterparty to remedy an Additional Termination Event (as defined in and in accordance with Part 1(h) of the Schedule to the BP ISDA). All Proceeds received by Administrative Agent, individually or as Collateral Agent under this Agreement following the occurrence and during the continuation of a Triggering Event, shall be applied in the following order:

(i) First, to reimburse Collateral Agent for expenses in accordance with Section 6 below;

(ii) Second, Ratably to the Lenders and Swap Counterparty; provided, however, in determining the amount of Swap Obligations for purposes of such Ratable application Swap Obligations are first netted against any Exempt LC that may be issued to Swap Counterparty to remedy an Additional Termination Event as described in this Section 5(b);

(iii) Third, to the extent that any Proceeds remain after the full and indefeasible payment of all of the Loan Obligations and the Swap Obligations, to Borrower or such other person (as defined in the Credit Agreement) as may be entitled thereto, subject to the Intercreditor Agreements; and

(iv) Fourth, to the Lenders in satisfaction of any indebtedness of Borrower, other than the Loan Obligations, secured by the Security Instruments

6.

Expenses. The Lenders and Swap Counterparty shall each bear their Ratable share of any reasonable expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by Collateral Agent in taking action on behalf of the Lenders and Swap Counterparty in connection with its investigation, evaluation or enforcement of any

Rights under the Security Instruments, but only to the extent Collateral Agent does not receive reimbursement for such expenses from any other source(s) (excluding Administrative Agent) within a reasonable time after such expenses are incurred; provided that, to the extent Swap Counterparty reimburses Collateral Agent for such expenses, Swap Counterparty will be entitled to receive its ratable share of any reimbursement subsequently received by Collateral Agent from any other source(s) (excluding Administrative Agent).

7.

Limitation of Liability – Collateral Agent. Neither Collateral Agent nor any of its officers, directors, employees, agents or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under the Security Instruments in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement and the Security Instruments or be responsible for the consequences of any error of judgment, except to the extent arising solely from its or their bad faith, gross negligence or willful misconduct. Collateral Agent shall not be responsible in any manner to any other person or entity for the effectiveness, enforceability, genuineness, validity or the due execution of the Security Instruments or for any representation, warranty, document, certificate, report or statement made in or in connection with the Security Instruments or be under any obligation to any other party to ascertain or inquire as to the performance or observation of any of the terms, covenants or conditions of any of the Loan Documents or the Swap Documents on the part of Borrower or to inspect any property (including the books and records of the Borrower). THE COLLATERAL AGENT SHALL NOT HAVE A FIDUCIARY RELATIONSHIP IN RESPECT OF THE SWAP COUNTERPARTY BY REASON OF THIS AGREEMENT. THE COLLATERAL AGENT SHALL NOT HAVE ANY IMPLIED DUTIES TO THE SWAP COUNTERPARTY, OR ANY OBLIGATION TO THE SWAP COUNTERPARTY TO TAKE ANY ACTION UNDER THIS AGREEMENT OR THE SECURITY INSTRUMENTS EXCEPT ANY ACTIONS SPECIFICALLY PROVIDED BY SUCH DOCUMENTS TO BE TAKEN BY IT. EACH LENDER AND SWAP COUNTERPARTY AGREES TO RATABLY INDEMNIFY COLLATERAL AGENT AND HOLD IT HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS (WHETHER GROUNDLESS OR OTHERWISE), ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND/OR REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, ASSERTED AGAINST OR INCURRED BY COLLATERAL AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THE SECURITY INSTRUMENTS OR ANY ACTION TAKEN OR OMITTED BY COLLATERAL AGENT UNDER THIS AGREEMENT OR THE SECURITY INSTRUMENTS, EXCEPT TO THE EXTENT THE SAME RESULTS SOLELY FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF COLLATERAL AGENT.

8.

Limitation of Liability – Administrative Agent and Swap Counterparty. Neither Swap Counterparty, nor any Lender, nor Administrative Agent (nor any individual officer, director, employee or agent of either), acting in its individual capacity, shall incur any liability to the other except for acts or omissions in bad faith. Neither Swap Counterparty, nor any Lender, nor Administrative Agent (nor any individual officer, director, employee or agent of either), acting as Collateral Agent or in its individual capacity, shall have any liability to Borrower or any other Person for any act or omission of any person or entity other than for its own acts and omissions.

9.

Term. Subject to Section 21 below, this Agreement shall terminate upon (i) the full and indefeasible payment of the Loan Obligations and the Swap Obligations and (ii) termination of the Swap Documents.

10.

Removal of Collateral Agent. Administrative Agent shall not be removed as Collateral Agent except pursuant to Section 4 of this Agreement; provided, that Administrative Agent may resign as Collateral Agent upon sixty (60) days prior written notice to the Swap Counterparty and the Lenders. Upon such resignation by Collateral Agent, Collateral Agent agrees to execute and deliver assignments, in form and substance mutually satisfactory to Administrative Agent, the Lenders and Swap Counterparty, to a successor Collateral Agent designated by Swap Counterparty and the Required Lenders (as defined in the Credit Agreement) and approved by Borrower (which approval shall not be withheld or delayed unreasonably) of the rights of the mortgagee or the secured party, as the case may be, under the Security Instruments. Such assignments shall be prepared at the expense of Borrower. Borrower hereby consents to such assignments. Following such resignation by Collateral Agent and execution and delivery of such assignments, Collateral Agent shall have no further duties, responsibilities or liabilities under this Agreement, but shall remain entitled to the benefit of the indemnification of the Collateral Agent provided in this Agreement and to reimbursement, in accordance with applicable provisions of this Agreement, of expenses incurred in the discharge of the duties of the Collateral Agent prior to the effective date of such resignation. Administrative Agent and Swap Counterparty agree to promptly notify Borrower of any removal of Collateral Agent.

11.

Survival of Rights. All of the respective rights and interests of Administrative Agent, the Lenders and Swap Counterparty under this Agreement (and the respective obligations and agreements of Swap Counterparty, the Lenders and Administrative Agent under this Agreement), shall remain in full force and effect regardless of:

(a) any lack of validity or enforceability of any of the Loan Documents, the Swap Documents or any other agreement or instrument related thereto; or

(b) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower with respect to the Loan Obligations or the Swap Obligations (other than the defense that such obligations have been fully satisfied).

12.	Representations and Warranties. Administrative Agent and Swap Counterparty each represent and warrant to the other that:

(a) neither the execution and delivery of this Agreement nor its performance of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any other agreement to which it is now subject;

(b) it has all requisite authority to execute, deliver and perform its obligations under this Agreement; and

(c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.

13.

Further Assurances. Administrative Agent and Swap Counterparty each covenant that, as long as this Agreement remains in effect, it will execute and deliver any and all other instruments reasonably requested by the other to give effect to the terms and conditions of this Agreement.

14.

Assignment; Agreement Binding on Successors and Assigns. As long as this Agreement remains in effect, no Lender or Swap Counterparty will sell, assign, or otherwise transfer all or any part of the Loan Obligations or Swap Obligations, respectively, unless such sale, assignment or transfer is made expressly subject to the terms and conditions of this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against Administrative Agent, the Lenders and Swap Counterparty and their respective successors and assigns. The Borrower acknowledges and consents to all the terms of this Agreement but is not a beneficiary hereof and does not have any rights hereunder other than the rights to receive copies of notices pursuant to Section 2(h) and Section 10 and the right to approve the Collateral Agent pursuant to Section 10.

15.

Notice. Unless otherwise provided, any consent, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by mail, on the third (3rd)Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (b) if by courier, electronic transmissions, or facsimile transmission, when actually delivered. Until changed by a subsequent notice delivered in accordance with this Section 15, notices for each party are to be directed to:

For delivery to Swap Counterparty:

BP Corporation North America Inc.

201 Helios Way

Houston, Texas 77079

Attn: BPCNA Contracts Dept.

Telephone: (713) 323-2000

Telecopy: (713) 323-0203

For delivery to Borrower:

Black Elk Energy Offshore Operations, LLC

Attn: James Hagemeier

11451 Katy Freeway, Suite 500

Houston, Texas 77079

Telephone: (281) 598-8622

Telecopy: (281) 598-8601

For delivery to Administrative Agent:

Capital One, National Association

Attn: Eric Broussard

Suite 1430

5718 Westheimer

Houston, Texas 77057

Telephone: (713) 435-7461

Telecopy: (713) 435-7106

16.

Amendment. This Agreement may only be waived, amended, modified, or terminated by a written agreement signed by the party against whom enforcement of any such waiver, amendment, modification, or termination is sought.

17.	Governing Law. THIS AGREEMENT MUST BE CONSTRUED, AND ITS PERFORMANCE ENFORCED, UNDER TEXAS LAW, WITHOUT REGARD TO THE LAWS OF TEXAS AS TO CONFLICTS OF LAWS.

18.

Invalid Provisions. If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless remain enforceable. However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.

19.

Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document and will be effective upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto. All counterparts will, taken together, constitute one and the same instrument.

20.

Jury Waiver. EACH OF ADMINISTRATIVE AGENT, SWAP COUNTERPARTY AND BORROWER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) AMONG ADMINISTRATIVE AGENT, SWAP COUNTERPARTY AND BORROWER (OR ANY OF THEM) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

21.

Reinstatement; Termination. If at any time any payment of the Loan Obligations or Swap Obligations is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of Borrower, any Lender, Administrative Agent and Swap Counterparty under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time. This Agreement shall remain in full force and effect notwithstanding any filing of a petition for relief by or against the Borrower under any Debtor Relief Law and shall apply with full force and effect with respect to all Collateral covered by the Security Instruments acquired by the Borrower after the date of such petition and all Loan Obligations and Swap Obligations incurred after the date of such petition.

22.

Controlling Agreement. To the extent the terms of this Agreement directly conflict with a provision in either the Loan Documents or the Swap Documents, the terms of this Agreement shall control. To the extent the terms of this Agreement, with respect to the rights, duties and obligations of the parties hereto, directly conflict with a provision in the Intercreditor Agreements, the terms of this Agreement shall control.

23.

Integration. THIS AGREEMENT AND ALL DOCUMENTS AND INSTRUMENTS REFERENCED HEREIN REPRESENT THE FINAL AGREEMENT AMONG ADMINISTRATIVE AGENT, SWAP COUNTERPARTY AND BORROWER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Intercreditor Agreement as of the date first hereinabove written.

SWAP COUNTERPARTY:

BP CORPORATION NORTH AMERICA INC.,

an Indiana corporation

By:    /s/ Herbert Vogel

Name:    Herbert Vogel

Title:    Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

BORROWER:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ James Hagemeier
James Hagemeier
Vice Presiden

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION,

a national banking association

By:    /s/ Eric Broussard

Name:    Eric Broussard

Title:    Senior Vice President